Exhibit 99.1

MALIBU BOATS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2019 RESULTS
Loudon, TN - August 29, 2019 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2019.
Highlights for the Fourth Quarter of Fiscal Year 2019

•	Net sales increased 40.5% to $194.8 million compared to the fourth quarter of fiscal year 2018.

•	Unit volume increased 16.6% to 1,992 boats compared to the fourth quarter of fiscal year 2018.

•	Net sales per unit increased 20.5% to $97,802 per unit compared to the fourth quarter of fiscal year 2018.

•	Gross profit increased 42.3% to $47.7 million compared to the fourth quarter of fiscal year 2018.

•	Net income increased 53.5% to $20.5 million, or $0.93 per share compared to the fourth quarter of fiscal year 2018.

•	Adjusted EBITDA increased 38.4% to $35.8 million compared to the fourth quarter of fiscal year 2018.

•	Adjusted fully distributed net income increased 42.3% to $23.5 million compared to the fourth quarter of fiscal year 2018.

•
Adjusted fully distributed net income per share increased 42.1% to $1.08 on a fully distributed weighted average share count of 21.9 million shares of Class A Common Stock as compared to the fourth quarter of fiscal year 2018.

Highlights for Fiscal Year 2019

•	Net sales increased 37.6% to $684.0 million compared to fiscal year 2018.

•	Unit volume increased 17.0% to 7,362 boats compared to fiscal year 2018.

•	Net sales per unit increased 17.6% to $92,912 per unit compared to fiscal year 2018.

•	Gross profit increased 38.2% to $166.3 million compared to fiscal year 2018.

•	Net income increased 125.1% to $69.7 million, or $3.17 per share, compared to fiscal year 2018.

•	Adjusted EBITDA increased 35.8% to $125.9 million compared to fiscal year 2018.

•	Adjusted fully distributed net income increased 46.3% to $82.0 million compared to fiscal year 2018.

•
Adjusted fully distributed net income per share increased 44.6% to $3.76 per share on a fully distributed weighted average share count of 21.8 million shares of Class A Common Stock as compared to fiscal year 2018.

"Fiscal year 2019 was another exceptional year for Malibu. We delivered record-breaking operational and financial performance supported by the strength of our brands, our commitment to operational excellence, and a best-in-class team laser-focused on superior execution. For the year, we delivered a 38% increase in net sales, with adjusted net income rising 46% to $82 million, or $3.76 per share," commented Jack Springer, Chief Executive Officer of Malibu Boats, Inc. "Pursuit and Cobalt, together with our Malibu and Axis brands, have created a well-rounded, premium portfolio that brings to market a line-up of innovative boats that are resonating with customers. In fact, we recently announced the release of three new products - the Axis A20, which exemplifies performance and value in an entry level small package; the Malibu 20 VTX, the ultimate triathlete that excels for skiing, wakeboarding and wakesurfing; and the Malibu Wakesetter 23 MXZ, which is the perfect mix of luxury and watersports performance."

Exhibit 99.1

"Our vertical integration initiatives are also progressing on target, as our Malibu Monsoon engines are now completely integrated into 100% of our Malibu and Axis boats and the beginning of FY2020 saw us unveil our own flooring for all Malibu and Axis boats. While certainly not as large of scale as the Malibu Monsoon engine, the profitability profile of our new flooring vertical integration initiative is as strong, or stronger, than our other vertical integration initiatives over the years. In addition, we expect to finalize our expansion of Cobalt by the second quarter of fiscal year 2020, and are progressing nicely with the capacity expansion initiative at Pursuit," Mr. Springer continued.
"Maximizing the customer experience, coupled with our operational prowess has allowed us to consistently deliver strong results despite recent choppiness in the marine market. While we remain incredibly well-positioned in the industry, we are cognizant of the rising uncertainty around the broader macroenvironment. That said, we believe our inventory levels remain at adequate levels and our variable cost structure allows us to be nimble should things materially change," concluded Mr. Springer. "As we look to fiscal year 2020, while we are being prudent, we are investing in the areas that have driven our success across our brands - new products, innovation, vertical integration and performance optimization. We remain incredibly confident in the opportunities ahead of us and look forward to delivering long-term value for our shareholders."
Results of Operations for the Fourth Quarter and Fiscal Year 2019 (Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018

	(In thousands, except unit and per unit data)
Net sales	$194,822	$138,659	$684,016	$497,002
Cost of sales	147,090	105,119	517,746	376,660
Gross profit	47,732	33,540	166,270	120,342
Operating expenses:
Selling and marketing	4,574	3,744	17,946	13,718
General and administrative	11,729	8,988	44,256	31,359
Amortization	1,575	1,295	5,956	5,198
Operating income	29,854	19,513	98,112	70,067
Other (income) expense:
Other	597	3,048	(149)	(24,705)
Interest expense	1,699	1,249	6,464	5,385
Other (income) expense, net	2,296	4,297	6,315	(19,320)
Net income before provision for income taxes	27,558	15,216	91,797	89,387
Income tax provision	7,073	1,873	22,096	58,418
Net income	20,485	13,343	69,701	30,969
Net income attributable to non-controlling interest	1,073	904	3,635	3,356
Net income attributable to Malibu Boats, Inc.	$19,412	$12,439	$66,066	$27,613

Unit volumes	1,992	1,708	7,362	6,292
Net sales per unit	$97,802	$81,182	$92,912	$78,990
Comparison of the Fourth Quarter Ended June 30, 2019 to the Fourth Quarter Ended June 30, 2018
Net sales for the three months ended June 30, 2019 increased $56.2 million, or 40.5%, to $194.8 million, compared to the three months ended June 30, 2018. Unit volume for the three months ended June 30, 2019 increased 284 units, or 16.6%, to 1,992 units compared to the three months ended June 30, 2018. The increase in net sales and unit volumes was driven primarily by our acquisition of Pursuit in October 2018.

Exhibit 99.1

Net sales attributable to our Malibu U.S. segment increased $16.9 million, or 21.4%, to $95.4 million for the three months ended June 30, 2019 compared to the three months ended June 30, 2018. Unit volumes attributable to our Malibu U.S. segment increased 134 units for the three months ended June 30, 2019 compared to the three months ended June 30, 2018. The increase in net sales and unit volume for Malibu U.S. was driven primarily by strong demand for new models and optional features, which led to a higher net sales per unit for Malibu and Axis models. Net sales was also impacted by year-over-year price increases on all of our Malibu and Axis models.
Net sales from our Cobalt segment increased $2.3 million, or 4.3%, to $56.5 million for the three months ended June 30, 2019 compared to the three months ended June 30, 2018. Unit volumes attributable to Cobalt decreased two units for the three months ended June 30, 2019 compared to the three months ended June 30, 2018.
Net sales and unit volume contributed by Pursuit were $36.4 million and 152 units, respectively, for the three months ended June 30, 2019. We acquired Pursuit on October 15, 2018.
Net sales from our Malibu Australia segment increased $0.6 million, or 9.7%, to $6.5 million for the three months ended June 30, 2019 compared to the three months ended June 30, 2018.
Our overall net sales per unit increased 20.5% to $97,802 per unit for the three months ended June 30, 2019 compared to the three months ended June 30, 2018. Net sales per unit for our Malibu U.S. segment increased 6.9% to $85,066 per unit for the three months ended June 30, 2019 compared to the three months ended June 30, 2018, driven by strong demand for new models and optional features and year-over-year price increases. Net sales per unit for our Cobalt segment increased 4.7% to $88,758 per unit for the three months ended June 30, 2019 compared to the three months ended June 30, 2018, driven by a favorable mix of R series models which have a higher average selling price as well as year-over-year price increases. Net sales per unit for Pursuit for the three months ended June 30, 2019 was $239,618.
Cost of sales for the three months ended June 30, 2019 increased $42.0 million, or 39.9%, to $147.1 million as compared to the three months ended June 30, 2018. The increase in cost of sales was driven primarily by incremental costs contributed by Pursuit since its acquisition in October 2018 and an increase in unit volumes at our Malibu U.S. business.
Gross profit for the three months ended June 30, 2019 increased $14.2 million, or 42.3%, compared to the three months ended June 30, 2018. The increase in gross profit was due mainly to higher unit volumes attributable to our acquisition of Pursuit and higher unit volumes in the businesses mentioned above. Gross margin for the three months ended June 30, 2019 increased 30 basis points from 24.2% to 24.5% over the same period in the prior fiscal year due primarily to our gross margins increasing for our comparable businesses primarily as a result of our operational efficiency initiatives.
Selling and marketing expenses for the three month period ended June 30, 2019 increased $0.8 million, or 22.2%, to $4.6 million compared to the three months ended June 30, 2018 primarily due to the acquisition of Pursuit. As a percentage of sales, selling and marketing expenses decreased 40 basis points to 2.3% for the three months ended June 30, 2019 compared to the three months ended June 30, 2018. General and administrative expenses for the three months ended June 30, 2019 increased $2.7 million, or 30.5%, to $11.7 million as compared to the three months ended June 30, 2018. The increase in general and administrative expenses was largely due to incremental general and administrative expenses attributable to Pursuit since its acquisition. As a percentage of sales, general and administrative expenses decreased 50 basis points to 6.0% for the three months ended June 30, 2019 compared to the three months ended June 30, 2018. Amortization expense for the three-month period ended June 30, 2019 increased $0.3 million, or 21.6%, when compared to the three months ended June 30, 2018, due to additional amortization from intangible assets acquired as a result of the Pursuit acquisition.
Operating income for the fourth quarter of fiscal year 2019 increased to $29.9 million from $19.5 million in the fourth quarter of fiscal year 2018. Net income for the fourth quarter of fiscal year 2019 increased 53.5% to $20.5 million from $13.3 million and net income margin increased to 10.5% from 9.6% in the fourth quarter of fiscal year 2018. Adjusted EBITDA in the fourth quarter of fiscal year 2019 increased 38.4% to $35.8 million from $25.9 million, while Adjusted EBITDA margin decreased to 18.4% from 18.7% in the fourth quarter of fiscal year 2018.

Exhibit 99.1

Comparison of the Fiscal Year Ended June 30, 2019 to the Fiscal Year Ended June 30, 2018
Net sales for fiscal year 2019 increased $187.0 million, or 37.6%, to $684.0 million compared to fiscal year 2018. Unit volume for fiscal year 2019 increased 1,070 units, or 17.0%, to 7,362 units compared to fiscal year 2018. The increase in net sales and unit volumes was driven primarily by our acquisition of Pursuit in October 2018, as well as increased demand for our Malibu, Axis and Cobalt brands coupled with year-over-year price increases.
Net sales attributable to our Malibu U.S. segment increased $55.8 million, or 19.0%, to $349.0 million for fiscal year 2019 compared to fiscal year 2018. Unit volumes attributable to our Malibu U.S. segment increased 456 units for fiscal year 2019 compared to fiscal year 2018. The increase in net sales and unit volume for Malibu U.S. was driven primarily by strong demand for new models and optional features, which led to a higher net sales per unit for Malibu and Axis models. Net sales was also impacted by year-over-year price increases on all of our Malibu and Axis models.
Net sales from our Cobalt segment increased $26.2 million, or 14.6%, to $206.6 million for fiscal year 2019 compared to fiscal year 2018. Unit volumes attributable to Cobalt increased 177 units for fiscal year 2019 compared to fiscal year 2018. The increase in Cobalt net sales and unit volume was driven primarily by strong demand for our R series models. Net sales was also impacted by year-over-year price increases on all of our Cobalt models.
Net sales and unit volume contributed by Pursuit since its acquisition on October 15, 2018 were $102.8 million and 406 units, respectively, for fiscal year 2019.
Net sales from our Malibu Australia segment increased $2.2 million, or 9.3%, to $25.6 million for fiscal year 2019 compared to fiscal year 2018.
Our overall net sales per unit increased 17.6% to $92,912 per unit for fiscal year 2019 compared to fiscal year 2018. Net sales per unit for our Malibu U.S. segment increased 6.1% to $82,837 per unit for fiscal year 2019 compared to fiscal year 2018, driven by strong demand for new models and optional features and year-over-year price increases. Net sales per unit for our Cobalt segment increased 6.2% to $85,761 per unit for fiscal year 2019 compared to fiscal year 2018, driven by a favorable mix of R series models which have a higher average selling price as well as year-over-year price increases. Net sales per unit for Pursuit for fiscal year 2019 was $253,219.
Cost of sales for fiscal year 2019 increased $141.1 million, or 37.5%, to $517.7 million compared to fiscal year 2018. The increase in cost of sales was driven primarily by incremental costs contributed by Pursuit since its acquisition in October 2018 and an increase in unit volumes at our Malibu U.S. and Cobalt businesses.
Gross profit for fiscal year 2019 increased $45.9 million, or 38.2%, compared to fiscal year 2018. The increase in gross profit was due mainly to higher unit volumes in the businesses mentioned above. Gross margin increased 10 basis points from 24.2% in fiscal 2018 to 24.3% in fiscal year 2019 due to our gross margins increasing for our comparable businesses primarily as a result of our operational efficiency initiatives offset by $0.9 million of additional expense related to the fair value step up of Pursuit inventory acquired and sold during the period.
Selling and marketing expense for fiscal year 2019 increased $4.2 million, or 30.8%, to $17.9 million compared to fiscal year 2018 due primarily to the incremental expenses from Pursuit since its acquisition. As a percentage of sales, selling and marketing expense decreased 20 basis points from 2.8% for fiscal year 2018 to 2.6% for fiscal year 2019. General and administrative expense for fiscal year 2019 increased $12.9 million, or 41.1%, to $44.3 million compared to fiscal year 2018. The increase in general and administrative expenses was largely due to incremental general and administrative expenses attributable to Pursuit since its acquisition, integration related expenses for our acquisition of Pursuit, which we completed in October 2018 and higher legal expenses related mostly to intellectual property litigation. As a percentage of sales, general and administrative expenses increased 20 basis points to 6.5% for fiscal year 2019 compared to 6.3% for fiscal year 2018. Amortization expense for fiscal year 2019 increased $0.8 million, or 14.6%, compared to fiscal year 2018, due to additional amortization from intangible assets acquired as a result of the Pursuit acquisition.
Operating income for fiscal year 2019 increased to $98.1 million from $70.1 million for fiscal year 2018. Net income for fiscal year 2019 increased 125.1% to $69.7 million from $31.0 million and net income margin increased

Exhibit 99.1

to 10.2% for fiscal year 2019 from 6.2% for fiscal year 2018. Adjusted EBITDA for fiscal year 2019 increased 35.8% to $125.9 million from $92.7 million, while Adjusted EBITDA margin decreased to 18.4% for fiscal year 2019 from 18.7% for fiscal year 2018.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss fourth quarter fiscal year 2019 results on Thursday, August 29, 2019, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #4499876. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats Inc. is the commanding market leader in the performance sport boat category through its Malibu and Axis Wake Research boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand and in a leading position in the offshore fishing boat market with its Pursuit brand. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding the expected benefits of our engine and flooring vertical integration initiatives; the anticipated timing of our expansion of our Cobalt facilities; the adequacy of our inventory levels; our outlook on opportunities ahead; and our ability to deliver long-term value to our shareholders.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general industry, economic and business conditions; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our reliance on our network of independent dealers and increasing competition for dealers; our large fixed cost base; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; the successful introduction of new products; our ability to execute our manufacturing strategy successfully; the success of our engines integration strategy; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Fully Distributed Net Income and Adjusted Fully

Exhibit 99.1

Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, litigation related expenses, acquisition and integration related expenses, non-cash compensation expense, expenses related to our engine development initiative and adjustments to our tax receivable agreement liability. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structures, and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all LLC units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in Malibu Boats Holdings, LLC (the "LLC"), and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided under "Reconciliation of Non-GAAP Financial Measures".

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
Net sales	$194,822	$138,659	$684,016	$497,002
Cost of sales	147,090	105,119	517,746	376,660
Gross profit	47,732	33,540	166,270	120,342
Operating expenses:
Selling and marketing	4,574	3,744	17,946	13,718
General and administrative	11,729	8,988	44,256	31,359
Amortization	1,575	1,295	5,956	5,198
Operating income	29,854	19,513	98,112	70,067
Other (income) expense, net:
Other income, net	597	3,048	(149)	(24,705)
Interest expense	1,699	1,249	6,464	5,385
Other (income) expense, net	2,296	4,297	6,315	(19,320)
Income before provision for income taxes	27,558	15,216	91,797	89,387
Provision for income taxes	7,073	1,873	22,096	58,418
Net income	20,485	13,343	69,701	30,969
Net income attributable to non-controlling interest	1,073	904	3,635	3,356
Net income attributable to Malibu Boats, Inc.	$19,412	$12,439	$66,066	$27,613

Comprehensive income:
Net income	$20,485	$13,343	$69,701	$30,969
Other comprehensive (loss) income, net of tax:
Change in cumulative translation adjustment	(172)	(587)	(844)	(621)
Other comprehensive (loss) income, net of tax	(172)	(587)	(844)	(621)
Comprehensive income, net of tax	20,313	12,756	68,857	30,348
Less: comprehensive income attributable to non-controlling interest, net of tax	1,064	864	3,591	3,328
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$19,249	$11,892	$65,266	$27,020

Weighted average shares outstanding used in computing net income per share:
Basic	20,912,045	20,564,650	20,832,445	20,179,381
Diluted	21,021,242	20,701,343	20,966,539	20,281,210
Net income available to Class A Common Stock per share:
Basic	$0.93	$0.61	$3.17	$1.37
Diluted	$0.92	$0.60	$3.15	$1.36

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	June 30, 2019	June 30, 2018
Assets
Current assets
Cash	$27,392	$61,623
Trade receivables, net	27,961	24,625
Inventories, net	67,768	44,268
Prepaid expenses and other current assets	4,472	3,298
Income tax receivable	58	100
Total current assets	127,651	133,914
Property, plant and equipment, net	65,756	40,845
Goodwill	51,404	32,230
Other intangible assets, net	146,061	94,221
Deferred tax asset	60,407	64,105
Other assets	35	453
Total assets	$451,314	$365,768
Liabilities
Current liabilities
Accounts payable	$21,174	$24,349
Accrued expenses	49,097	35,685
Income taxes and tax distribution payable	1,469	1,420
Payable pursuant to tax receivable agreement, current portion	3,592	3,932
Total current liabilities	75,332	65,386
Deferred tax liabilities	145	341
Other long-term liabilities	1,689	569
Payable pursuant to tax receivable agreement, less current portion	50,162	51,114
Long-term debt	113,633	108,487
Total liabilities	240,961	225,897
Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,852,640 shares issued and outstanding as of June 30, 2019; 20,555,348 shares issued and outstanding as of June 30, 2018	207	204
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 15 shares issued and outstanding as of June 30, 2019; 17 shares issued and outstanding as of June 30, 2018	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2019; no shares issued and outstanding as of June 30, 2018	—	—
Additional paid in capital	113,004	108,360
Accumulated other comprehensive loss	(2,828)	(1,984)
Accumulated earnings	93,852	27,789
Total stockholders' equity attributable to Malibu Boats, Inc.	204,235	134,369
Non-controlling interest	6,118	5,502
Total stockholders’ equity	210,353	139,871
Total liabilities and stockholders' equity	$451,314	$365,768

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
Net income	$20,485	$13,343	$69,701	$30,969
Provision for income taxes [1]	7,073	1,873	22,096	58,418
Interest expense	1,699	1,249	6,464	5,385
Depreciation	2,902	2,554	10,004	7,656
Amortization	1,575	1,295	5,956	5,198
Professional fees and litigation settlement[2]	167	—	739	26
Acquisition and integration related expenses [3]	285	578	5,245	2,859
Stock-based compensation expense [4]	741	563	2,607	1,973
Engine development [5]	315	1,385	3,186	4,871
Adjustments to tax receivable agreement liability [6]	604	3,065	(103)	(24,637)
Adjusted EBITDA	$35,846	$25,905	$125,895	$92,718
Adjusted EBITDA margin	18.4%	18.7%	18.4%	18.7%

(1)
Provision for income taxes for the three-month periods ended June 30, 2019 and 2018 and fiscal year 2019 and 2018 reflects the impact of the Tax Cuts and Jobs Act of 2017 (the "Tax Act") adopted in December 2017, which among other items, lowered the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018. For fiscal year 2018, we recorded an increase to income tax expense of $44.5 million for the remeasurement of deferred taxes on the enactment date of the Tax Act and the deferred tax impact related to the reduction in the tax receivable agreement liability. For the three months ended June 30, 2018, we recorded a decrease in our state deferred tax expense as a result of our estimated state tax rate for our tax receivable agreement liability.

(2)
For the three months and fiscal year ended June 30, 2019, represents legal and advisory fees related to our litigation with Skier's Choice, Inc. For fiscal year 2018, represents legal and advisory fees related to our litigation with MasterCraft Boat Company, LLC ("MasterCraft") offset by the settlement received from them in connection with the Mastercraft Settlement and License Agreement entered into on May 2, 2017.

(3)
For the three months and fiscal year ended June 30, 2019, represents integration costs and legal, professional and advisory fees incurred in connection with our acquisition of Pursuit on October 15, 2018. For the three months and fiscal year ended June 30, 2018, represents integration costs and legal, professional and advisory fees incurred in connection with our acquisition of Pursuit and our acquisition of Cobalt on July 6, 2017. Integration related expenses for fiscal year 2019 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of Pursuit inventory acquired, most of which was sold during the second quarter of fiscal year 2019. Integration related expenses for fiscal year 2018 include post-acquisition adjustments to cost of goods sold of $1.5 million for the fair value step up of Cobalt inventory acquired, most of which was sold during the first quarter of fiscal year 2018.

(4)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)	Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.
(6)
For fiscal year 2019, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners. The rate decrease was mainly offset by an increase to other expense for tax receivable agreement liability derived by future tax benefits from Tennessee net operating losses at Malibu Boats Inc. for the three months ended June 30, 2019. For fiscal year 2018, we recognized other income as a result of a decrease in our estimated tax receivable agreement liability. The reduction in our tax receivable agreement liability resulted from the adoption of the Tax Act, which decreased the estimated tax rate used in computing our future tax obligations and, in turn, decreased the future tax benefit we expect to realize related to increased tax basis from previous sales and exchanges of LLC Units by our pre-IPO owners. This was offset by other expense as a result of an increase in our estimated state tax rate for the three months ended June 30, 2018.

Exhibit 99.1

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$19,412	$12,439	$66,066	$27,613
Provision for income taxes [1]	7,073	1,873	22,096	58,418
Professional fees and litigation settlements [2]	167	—	739	26
Acquisition and integration related expenses [3]	1,491	1,326	9,506	5,719
Fair market value adjustment for interest rate swap [4]	125	(29)	350	(369)
Stock-based compensation expense [5]	741	563	2,607	1,973
Engine development [6]	315	1,385	3,186	4,871
Adjustments to tax receivable agreement liability [7]	604	3,065	(103)	(24,637)
Net income attributable to non-controlling interest [8]	1,073	904	3,635	3,356
Fully distributed net income before income taxes	31,001	21,526	108,082	76,970
Income tax expense on fully distributed income before income taxes [9]	7,471	4,994	26,048	20,908
Adjusted fully distributed net income	$23,530	$16,532	$82,034	$56,062

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:[10]	20,912,045	20,569,669	20,832,445	20,189,879
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [11]	830,152	1,058,421	880,144	1,138,917
Weighted-average unvested restricted stock awards issued to management [12]	132,549	137,146	130,520	132,673
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,874,746	21,765,236	21,843,109	21,461,469

Exhibit 99.1

The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
Net income available to Class A Common Stock per share	$0.93	$0.60	$3.17	$1.37
Impact of adjustments:
Provision for income taxes [1]	0.34	0.09	1.06	2.89
Professional fees and litigation settlements [2]	0.01	—	0.04	—
Acquisition and integration related expenses [3]	0.07	0.06	0.46	0.28
Fair market value adjustment for interest rate swap [4]	0.01	—	0.02	(0.02)
Stock-based compensation expense [5]	0.04	0.03	0.13	0.10
Engine development [6]	0.01	0.07	0.15	0.24
Adjustment to tax receivable agreement liability [7]	0.03	0.15	—	(1.22)
Net income attributable to non-controlling interest [8]	0.05	0.04	0.17	0.17
Fully distributed net income per share before income taxes	1.49	1.04	5.20	3.81
Impact of income tax expense on fully distributed income before income taxes [9]	(0.36)	(0.24)	(1.25)	(1.04)
Impact of increased share count [13]	(0.05)	(0.04)	(0.19)	(0.17)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$1.08	$0.76	$3.76	$2.60

Exhibit 99.1

(1)
Provision for income taxes for the three-month periods ended June 30, 2019 and 2018 and fiscal year 2019 and 2018 reflects the impact of the Tax Act adopted in December 2017, which among other items, lowered the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018. For fiscal year 2018, we recorded an increase to income tax expense of $44.5 million for the remeasurement of deferred taxes on the enactment date of the Tax Act and the deferred tax impact related to the reduction in the tax receivable agreement liability. For the three months ended June 30, 2018, we recorded a decrease in our state deferred tax expense as a result of our estimated state tax rate for our tax receivable agreement liability.

(2)
For the three months and fiscal year ended June 30, 2019, represents legal and advisory fees related to our litigation with Skier's Choice, Inc. For fiscal year 2018, represents legal and advisory fees related to our litigation with MasterCraft offset by the settlement received from them in connection with the Mastercraft Settlement and License Agreement entered into on May 2, 2017.

(3)
For the three months and fiscal year ended June 30, 2019, represents integration costs and legal, professional, and advisory fees incurred in connection with our acquisition of Pursuit on October 15, 2018. For the three months and fiscal year ended June 30, 2018, represents integration costs and legal, professional, and advisory fees incurred in connection with our acquisition of Pursuit and our acquisition of Cobalt on July 6, 2017. Integration related expenses for the three months ended June 30, 2019 include $0.5 million in depreciation and amortization associated with our fair value step up of property, plant and equipment and intangibles acquired in connection with the acquisition of Pursuit and $0.7 million in amortization associated with intangibles acquired in connection with the acquisition of Cobalt. Integration related expenses for fiscal year 2019 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired, most of which was sold during the second quarter of fiscal year 2019 and $1.3 million in depreciation and amortization associated with our fair value step up of property, plant and equipment and intangibles acquired in connection with the acquisition of Pursuit. In addition, for fiscal year 2019 integration related expenses includes $3.0 million in amortization associated intangibles acquired in connection with the acquisition of Cobalt. Integration related expenses for the three months ended June 30, 2018 includes $0.7 million in amortization associated with intangibles acquired in connection with the acquisition of Cobalt. Integration related expenses for fiscal year 2018 include post-acquisition adjustments to cost of goods sold of $1.5 million for the fair value step up of inventory acquired, most of which was sold during the first quarter of fiscal year 2018. In addition, for fiscal year 2018 integration related expenses includes $2.9 million in depreciation and amortization associated with our fair value step up of property, plant and equipment and intangibles acquired in connection with the acquisition of Cobalt.

(4)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015.
(5)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(6)	Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.
(7)
For fiscal year 2019, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners. The rate decrease was mainly offset by an increase to other expense for tax receivable agreement liability derived by future tax benefits from Tennessee net operating losses at Malibu Boats Inc. for the three months ended June 30, 2019. For fiscal year 2018, we recognized other income as a result of a decrease in our estimated tax receivable agreement liability. The reduction in our tax receivable agreement liability resulted from the adoption of the Tax Act, which decreased the estimated tax rate used in computing our future tax obligations and, in turn, decreased the future tax benefit we expect to realize related to increased tax basis from previous sales and exchanges of LLC Units by our pre-IPO owners This was offset by other expense as a result of an increase in our estimated state tax rate for the three months ended June 30, 2018.

(8)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(9)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 24.1% of income before taxes for fiscal year 2019 and 27.2% of income before taxes for fiscal year 2018, in each case assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for fiscal year 2019 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit and foreign income taxes attributable to our Australian subsidiary. The estimated normalized effective income tax rate for fiscal year 2018 is based on the federal statutory rate plus a blended state rate adjusted for deductions under Section 199 of the Internal Revenue Code, state taxes attributable to the LLC, and foreign income taxes attributable to our Australian subsidiary.

(10)
The difference in weighted average shares outstanding for the three months and fiscal year ended June 30, 2018, relates to the difference in the weighting of shares outstanding of Class A common stock during this period for the calculation of basic net income per share for our financial statements and basic net income per share for adjusted fully distributed net income.

(11)	Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one for one basis.
(12)
Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.

(13)
Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.